Exhibit 12.1

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
Ratio of Earnings to Fixed Charges
(in thousands, except ratios)

	Three months ended March 31,
	2018	2017
Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests	$21,491	$21,196
Add:
Distributed income of unconsolidated joint ventures	2,198	2,473
Amortization of capitalized interest	192	170
Interest expense	15,800	16,487
Portion of rent expense - interest factor	599	609
Total earnings	40,280	40,935

Fixed charges:
Interest expense	15,800	16,487
Capitalized interest and capitalized amortization of debt issue costs	73	520
Portion of rent expense - interest factor	599	609
Total fixed charges	$16,472	$17,616

Ratio of earnings to fixed charges	2.4	2.3

Earnings:
Income before equity in earnings (losses) of unconsolidated joint ventures and noncontrolling interests	$21,491	$21,196
Add:
Distributed income of unconsolidated joint ventures	2,198	2,473
Amortization of capitalized interest	192	170
Interest expense	15,800	16,487
Portion of rent expense - interest factor	599	609
Total Earnings	40,280	40,935

Fixed charges and preferred share dividends:
Interest expense	15,800	16,487
Capitalized interest and capitalized amortization of debt issue costs	73	520
Portion of rent expense - interest factor	599	609
Preferred share dividends	—	—

Total combined fixed charges and preferred share dividends	$16,472	$17,616

Ratio of earnings to combined fixed charges and preferred share dividends	2.4	2.3